Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
HRG Group, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-178587, 333-43223, 333-45568, 333-124693, 333-197222, and 333-197223) on Form S-8 and in the registration statements (Nos. 333-209396, 333-176522, 333-180070, and 333-192779) on Form S-3 of HRG Group, Inc. of our report dated November 20, 2017, with respect to the consolidated balance sheets of HRG Group, Inc. as of September 30, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), shareholder' equity, and cash flows for each of the years in the three-year period ended September 30, 2017, and the related financial statement schedule II, and our report dated November 20, 2017 with respect to the effectiveness of internal control over financial reporting as of September 30, 2017, which reports appear in the September 30, 2017 annual report on Form 10-K of HRG Group, Inc.
Our report dated November 20, 2017, on the effectiveness of internal control over financial reporting as of September 30, 2017, contains an explanatory paragraph that states HRG Group, Inc.’s consolidated subsidiary - Spectrum Brands Holdings, Inc. acquired PetMatrix LLC as well as assets consisting of the GloFish operations (GloFish) during the year ended September 30, 2017, and management excluded from its assessment of the effectiveness of HRG Group, Inc.’s internal control over financial reporting as of September 30, 2017, the internal control over financial reporting associated with both PetMatrix LLC and GloFish which had combined total assets of $309.3 million and total net sales of $28.1 million included in the consolidated financial statements of HRG Group, Inc. and subsidiaries as of and for the year ended September 30, 2017. Our audit of internal control over financial reporting of HRG Group, Inc. also excluded an evaluation of the internal control over financial reporting of PetMatrix LLC and GloFish.

/s/ KPMG LLP
New York, New York
November 20, 2017